Exhibit 99.1

ONEMAIN HOLDINGS, INC. REPORTS THIRD QUARTER 2018 RESULTS
3Q 2018 diluted EPS of $1.09;3Q 2018 C&I adjusted EPS of $1.31

Evansville, IN, October 31, 2018 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $199 million and net income of $148 million for the third quarter of 2018, compared to $121 million and $69 million, respectively, in the prior year quarter. Pretax income for the third quarter of 2017 included approximately $27 million of estimated hurricane-related charges. Earnings per diluted share were $1.09 in the third quarter of 2018, compared to $0.51 in the prior year quarter. Earnings per diluted share in the third quarter 2017 included estimated hurricane-related charges of $0.12 per diluted share.

"We achieved strong third quarter 2018 financial results, highlighted by disciplined receivables growth, lower credit losses and continued operating leverage," said Doug Shulman, President and CEO of OneMain Holdings, Inc. "We also further strengthened our balance sheet by issuing more unsecured debt and reducing our tangible leverage ratio. As we look toward the remainder of the year, we remain well positioned to achieve our 2018 strategic priorities, all of which are designed to build a more resilient and profitable business for the long-term."

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $235 million and adjusted net income of $179 million for the third quarter of 2018, compared to $194 million and $123 million, respectively, in the prior year quarter. Adjusted pretax income for the third quarter of 2017 included approximately $22 million of estimated hurricane-related charges. Adjusted earnings per diluted share were $1.31 for the third quarter of 2018, compared to $0.91 in the prior year quarter. Adjusted earnings per diluted share for the third quarter 2017 included estimated 2017 hurricane-related charges of $0.10 per diluted share.

Originations totaled $2.9 billion in the third quarter of 2018, up 10% from $2.6 billion in the prior year quarter. The percentage of secured originations was 54% in the third quarter of 2018, up from 47% in the prior year quarter.

Ending net finance receivables reached $15.8 billion at September 30, 2018, up 10% from $14.3 billion in the prior year quarter. Secured receivables represented $1.3 billion of the $1.4 billion increase in ending net finance receivables from the prior year quarter and were 46% of ending net finance receivables at September 30, 2018, up from 41% in the prior year quarter.

Average net finance receivables were $15.6 billion in the third quarter of 2018, up 11% from $14.1 billion in the prior year quarter.

Interest income in the third quarter of 2018 was $935 million, up from $831 million in the prior year quarter, reflecting higher average receivables and higher yield.

Yield was 23.7% in the third quarter of 2018, up from 23.4% in the prior year quarter, primarily reflecting the 20 basis point impact of hurricane-related borrower assistance programs in third quarter 2017.

The provision for finance receivable losses was $253 million in the third quarter of 2018, up from $245 million in the prior year quarter.

The 30-89 day delinquency ratio was 2.3% at September 30, 2018, up from 2.1% at June 30, 2018 but down from 2.4% at September 30, 2017.

The 90+ day delinquency ratio was 2.0% at September 30, 2018, up from 1.9% at June 30, 2018 but down from 2.1% at September 30, 2017.

The net charge-off ratio was 5.8% in the third quarter of 2018, down from 6.6% in the second quarter of 2018 and 6.4% in the prior year quarter.

Operating expense for the third quarter of 2018 was $320 million, up 8% from $295 million in the prior year quarter, primarily reflecting the company's previously announced strategic initiatives to reinvest in the business during 2018.

Acquisitions and Servicing Segment (“A&S”)

A&S broke even in the third quarter of 2018 on an adjusted pretax income basis, consistent with the prior year quarter.

Other Segment ("Other")

During the third quarter of 2018, Other generated an adjusted pretax loss of $4 million, compared to an adjusted pretax loss of $13 million in the prior year quarter.

Other adjusted pretax loss for the third quarter of 2017 included an approximate $5 million estimated hurricane-related loan loss reserve provision.

Funding, Capital and Liquidity

During the quarter ended September 30, 2018, the company issued $700 million of unsecured debt due 2026 at a coupon of 7.125%. In addition, the company issued $900 million of Auto ABS at an average cost of funds of 3.60%. As of September 30, 2018, the company had principal debt balances outstanding of $16.1 billion, 50% of which was secured and 50% of which was unsecured.

As of September 30, 2018, the company had $1.2 billion of cash and cash equivalents, which included $264 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that is unavailable for general corporate purposes. At September 30, 2018, the company had undrawn revolving conduit facilities of $5.8 billion and $6.6 billion of unencumbered consumer loans.

Use of Non-GAAP Financial Measures
We report the operating results of Consumer and Insurance, Acquisitions and Servicing, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves, and acquisition costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share, Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax income (loss), Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes acquisition-related transaction and integration expenses, losses resulting from repurchases and repayments of debt, and non-cash incentive compensation expense. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segments and uses these non-GAAP financial measures in evaluating our operating performance and as a performance goal under the company’s executive compensation programs. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with GAAP.

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our third quarter 2018 results and other general matters at 8:00 am Eastern Time on Thursday, November 1, 2018. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 5551319, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 5551319, beginning approximately two hours after the event. The replay of the conference call will be available via audio webcast through November 15, 2018. An investor presentation will be available on the Investor Relations page of OneMain’s website at https://www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information, as well as information regarding business and segment trends, see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (https://www.omf.com) and the SEC's website (https://www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements involve inherent risks, uncertainties and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: the inability to obtain, or delays in obtaining, cost savings and synergies from the OneMain Acquisition and risks and other uncertainties associated with the integration of the companies; any litigation, fines or penalties that could arise relating to the OneMain Acquisition or the Apollo Transaction; effects, if any, of the impact of the Apollo Transaction, including effects on our business or operational strategies, goals or objectives or our relationships with our employees or third parties; various risks relating to our continued compliance with the previously disclosed Settlement Agreement with the U.S. Department of Justice; changes in general economic conditions, including the interest rate environment in which we conduct business and the financial markets through which we can access capital and also invest cash flows from our Consumer and Insurance segment; levels of unemployment and personal bankruptcies; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; effects on our business, reputation and our financial position, results of operations and cash flows of any cyberbreach or other cyber-related incident involving our information systems or the loss, theft or unauthorized disclosure of personally identifiable information of our present or former customers, including any costs, fines or penalties incurred in connection therewith not covered by insurance, whether as a result of litigation, governmental investigations, business interruption, remediation efforts or otherwise; changes in the rate at which we can collect or potentially sell our finance receivables portfolio; the effectiveness of our credit risk scoring models in assessing the risk of customer unwillingness or lack of capacity to repay; changes in our ability to attract and retain employees or key executives to support our businesses; changes in the competitive environment in which we operate, including the demand for our products, customer responsiveness to our distribution channels, our ability to make technological improvements, and the strength and ability of our competitors to operate independently or to enter into business combinations that result in a more attractive range of customer products or provide greater financial resources; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances or arrangements, including loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; the inability to successfully implement our growth strategy for our consumer lending business as well as various risks associated with successfully acquiring portfolios of consumer loans, pursuing acquisitions, and/or establishing joint ventures; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; changes in federal, state or local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (which, among other things, established the Bureau of Consumer Financial Protection, which has broad authority to regulate and examine financial institutions, including us), that affect our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the enactment of Public Law 115-97 amending the Internal Revenue Code of 1986; potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any litigation associated therewith, any impact to our business operations, reputation, financial position, results of operations or cash flows arising therefrom, any impact to our relationships with lenders, investors or other third parties attributable thereto, and the costs and effects of any breach of any representation, warranty or covenant under any of our contractual arrangements, including indentures or other financing arrangements or contracts, as a result of any such violation; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any litigation associated therewith; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry, or our ability to incur additional borrowings; the impacts of our securitizations and borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; changes in accounting principles and policies or changes in accounting estimates; any failure or inability to achieve the SpringCastle Portfolio performance requirements set forth in the SpringCastle Interests Sale purchase agreement; the effect of future sales of our remaining portfolio of real estate loans and the transfer of servicing of these loans, including the environmental liability and costs for damage caused by hazardous waste if a real estate loan goes into default; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time. The foregoing list of factors that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by forward-looking statements does not purport to be complete and new factors, risks and uncertainties may arise in the future that are impossible for us to currently predict.

OneMain Holdings, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter-to-Date			Year-to-Date
(unaudited, $ in millions, expect per share amounts)	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17

Finance charges	$930	$902	$805	$2,692	$2,329
Finance receivables held for sale originated as held for investment	3	3	3	8	10
Total interest income	933	905	808	2,700	2,339

Interest expense	(227)	(220)	(207)	(647)	(612)
Provision for finance receivable losses	(256)	(260)	(243)	(770)	(724)
Net interest income after provision for finance receivable losses	450	425	358	1,283	1,003

Other revenues:
Insurance	106	107	107	318	314
Investment	18	19	19	50	58
Net loss on repurchases and repayments of debt	—	(7)	(1)	(9)	(29)
Other	20	21	27	62	71
Total other revenues	144	140	152	421	414

Other expenses:
Operating expenses:
Salaries and benefits	(197)	(306)	(185)	(697)	(562)
Acquisition-related transaction and integration expenses	(9)	(28)	(22)	(47)	(59)
Other operating expenses	(141)	(137)	(134)	(406)	(413)
Insurance policy benefits and claims	(48)	(51)	(48)	(144)	(139)
Total other expenses	(395)	(522)	(389)	(1,294)	(1,173)
Income before income taxes	199	43	121	410	244
Income taxes	(51)	(36)	(52)	(131)	(100)
Net income	$148	$7	$69	$279	$144

Weighted average number of diluted shares	136.1	136.0	135.7	136.0	135.6
Diluted EPS	$1.09	$0.05	$0.51	$2.05	$1.07

Note:	Year-to-Date may not sum due to rounding.

OneMain Holdings, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	9/30/2018	6/30/2018	9/30/2017

Cash and cash equivalents	$1,243	$556	$916
Investment securities	1,707	1,720	1,668
Net finance receivables:
Personal loans	15,750	15,384	14,356
Other receivables (1), (2)	—	124	140
Net finance receivables	15,750	15,508	14,496
Unearned insurance premium and claim reserves	(631)	(611)	(574)
Allowance for finance receivable losses	(706)	(702)	(698)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	14,413	14,195	13,224
Finance receivables held for sale (2)	207	123	137
Restricted cash and restricted cash equivalents	495	587	571
Goodwill	1,422	1,422	1,422
Other intangible assets	398	409	452
Other assets	583	628	660
Total assets	$20,468	$19,640	$19,050

Long-term debt	$15,731	$15,054	$14,619
Insurance claims and policyholder liabilities	689	690	744
Deferred and accrued taxes	24	3	16
Other liabilities	384	404	441
Total liabilities	16,828	16,151	15,820

Common stock	1	1	1
Additional paid-in capital	1,678	1,674	1,557
Accumulated other comprehensive income (loss)	(22)	(21)	5
Retained earnings	1,983	1,835	1,667
Total shareholders’ equity	3,640	3,489	3,230
Total liabilities and shareholders’ equity	$20,468	$19,640	$19,050

(1) Other Receivables consist of Real Estate and Retail Sales Finance, which were reported separately in prior periods.

(2) On September 30, 2018, the company transferred real estate loans previously classified as Other Receivables from held for investment to held for sale.

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	Quarter Ended

(unaudited, $ in millions)	9/30/2018	6/30/2018	9/30/2017
Loans:
Non-TDR Net Finance Receivables	$15,340	$15,079	$14,162
TDR Net Finance Receivables	410	429	334
Total Net Finance Receivables	$15,750	$15,508	$14,496

Average Net Receivables	$15,695	$15,239	$14,297
Origination Volume	2,899	3,216	2,640

Allowance:
Non-TDR Allowance	$546	$532	$555
TDR Allowance	160	170	143
Total Allowance	$706	$702	$698

Non-TDR Allowance Ratio	3.6%	3.5%	3.9%
TDR Allowance Ratio	39.0%	39.6%	42.8%
Total Allowance Ratio	4.5%	4.5%	4.8%

Gross Charge-Off	$256	$278	$246
Recoveries	(27)	(31)	(25)
Net Charge-Off	$229	$247	$221

Gross Charge-Off Ratio	6.5%	7.3%	6.8%
Recoveries	(0.7)%	(0.8)%	(0.7)%
Net Charge-Off Ratio	5.8%	6.5%	6.2%

Delinquency:
30-89 Delinquency	$367	$338	$352
30+ Delinquency	687	647	667
60+ Delinquency	472	445	451
90+ Delinquency	320	309	315

30-89 Delinquency Ratio	2.3%	2.2%	2.4%
30+ Delinquency Ratio	4.4%	4.2%	4.6%
60+ Delinquency Ratio	3.0%	2.9%	3.1%
90+ Delinquency Ratio	2.0%	2.0%	2.2%

Note: Delinquency ratio is calculated as a percentage of net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

	As of

(unaudited, $ in millions)	9/30/2018	6/30/2018	9/30/2017

Liquidity
Cash and cash equivalents	$1,243	$556	$916
Unencumbered assets (1)	6,646	6,196	4,485
Undrawn conduit facilities	5,800	5,350	5,050

Total Assets	$20,468	$19,640	$19,050
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(398)	(409)	(452)
Tangible Managed Assets	$18,648	$17,809	$17,176

Long-term debt	$15,731	$15,054	$14,619
Less: Junior subordinated debt	(172)	(172)	(172)
Adjusted Debt	$15,559	$14,882	$14,447

Total Shareholders' Equity	$3,640	$3,489	$3,230
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(398)	(409)	(452)
Plus: Junior subordinated debt	172	172	172
Adjusted Tangible Common Equity	$1,992	$1,830	$1,528

Adjusted Debt to Adjusted Tangible Common Equity (Tangible Leverage)	7.8x	8.1x	9.5x

Adjusted Tangible Common Equity to Tangible Managed Assets	10.7%	10.3%	8.9%

(1) Personal loans not pledged as collateral on existing securitizations.

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Quarter Ended

(unaudited, $ in millions)	9/30/18	6/30/18	9/30/17

Revenue (1)	26.2%	26.1%	25.5%
Net Charge-Off	(5.8)%	(6.5)%	(6.2)%
Risk Adjusted Margin	20.4%	19.6%	19.3%
Operating Expenses	(8.8)%	(12.4)%	(9.5)%
Unlevered Return on Receivables	11.6%	7.2%	9.8%
Interest Expense	(5.8)%	(5.8)%	(5.8)%
Change in Allowance	(0.7)%	(0.3)%	(0.6)%
Income Tax Expense	(1.3)%	(0.9)%	(1.5)%
Return on Receivables	3.8%	0.2%	1.9%

Note: All ratios are based on consolidated results as a percentage of average net finance receivables held for investment. Ratios may not sum due to rounding.
(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter Ended			Year-to-Date

(unaudited, $ in millions)	9/30/2018	6/30/2018	9/30/2017	9/30/2018	9/30/2017

Total interest income	$935	$911	$831	$2,718	$2,430

Interest expense	(218)	(212)	(195)	(624)	(570)
Provision for finance receivable losses	(253)	(261)	(245)	(772)	(718)
Net interest income after provision for finance receivable losses	464	438	391	1,322	1,142

Insurance	106	107	107	318	314
Investment	21	20	21	55	70
Other	13	14	18	42	43
Total other revenues	140	141	146	415	427

Operating expenses	(320)	(317)	(295)	(934)	(898)
Insurance policy benefits and claims	(49)	(51)	(48)	(144)	(140)
Total other expenses	(369)	(368)	(343)	(1,078)	(1,038)

Adjusted pretax income (non-GAAP)	235	211	194	659	531

Income taxes (1)	(56)	(51)	(71)	(160)	(196)

Adjusted net income (non-GAAP)	$179	$160	$123	$499	$335

Weighted average number of diluted shares	136.1	136.0	135.7	136.0	135.6
C&I adjusted diluted EPS (2)	$1.31	$1.18	$0.91	3.67	2.47

Note: Year-to-Date may not sum due to rounding.
(1) Income taxes assume a 37% statutory tax rate for 2017 periods and 24% for 2018 periods.
(2) C&I adjusted diluted EPS is calculated as the adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended

(unaudited, $ in millions)	9/30/2018	6/30/2018	9/30/2017

Loans:
Non-TDR Net Finance Receivables	$15,253	$14,899	$13,867
TDR Net Finance Receivables	524	507	467
Total Net Finance Receivables	$15,777	$15,406	$14,334

Average Net Receivables	$15,619	$15,130	$14,119
Origination Volume	2,899	3,216	2,639

Allowance:
Non-TDR Allowance	$551	$524	$527
TDR Allowance	202	205	188
Total Allowance (1)	$753	$729	$715

Non-TDR Allowance Ratio	3.6%	3.5%	3.8%
TDR Allowance Ratio	38.6%	40.4%	40.3%
Total Allowance Ratio	4.8%	4.7%	5.0%

Gross Charge-Off	$260	$285	$257
Recoveries	(31)	(35)	(30)
Net Charge-Off	$229	$250	$227

Gross Charge-Off Ratio	6.6%	7.6%	7.2%
Recoveries	(0.8)%	(0.9)%	(0.8)%
Net Charge-Off Ratio	5.8%	6.6%	6.4%

Delinquency:
30-89 Delinquency	$369	$328	$343
30+ Delinquency	691	621	639
60+ Delinquency	475	427	430
90+ Delinquency	322	293	296

30-89 Delinquency Ratio	2.3%	2.1%	2.4%
30+ Delinquency Ratio	4.4%	4.0%	4.5%
60+ Delinquency Ratio	3.0%	2.8%	3.0%
90+ Delinquency Ratio	2.0%	1.9%	2.1%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of net finance receivables. All other ratios are shown as a percentage of C&I average net finance receivables held for investment. Ratios may not sum due to rounding.

(1) For allowance for finance receivable losses reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)".

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Quarter Ended

(unaudited, $ in millions)	9/30/18	6/30/18	9/30/17

Revenue (1)	26.3%	26.4%	26.3%
Net Charge-Off	(5.8)%	(6.6)%	(6.4)%
Risk Adjusted Margin	20.5%	19.8%	19.9%
Operating Expenses	(8.2)%	(8.4)%	(8.4)%
Unlevered Return on Receivables	12.3%	11.4%	11.5%
Interest Expense	(5.6)%	(5.6)%	(5.5)%
Change in Allowance	(0.7)%	(0.3)%	(0.5)%
Income Tax Expense (2)	(1.4)%	(1.3)%	(2.0)%
Return on Receivables	4.6%	4.2%	3.5%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables held for investment. Ratios may not sum due to rounding.

(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2) Income taxes assume a 37% statutory tax rate for 2017 and 24% for 2018.

OneMain Holdings, Inc.
ACQUISITIONS AND SERVICING SEGMENT (UNAUDITED) (Non-GAAP)

	Quarter Ended			Year-to-Date

(unaudited, $ in millions)	9/30/2018	6/30/2018	9/30/2017	9/30/2018	9/30/2017

Portfolio Servicing Fees from SpringCastle	$8	$8	$10	$25	$30
Other	—	—	—	—	2
Total Other Revenues	8	8	10	25	32
Operating Expenses	(8)	(8)	(10)	(25)	(31)
Total Other Expenses	(8)	(8)	(10)	(25)	(31)
Adjusted Pretax Income (non-GAAP)	$—	$—	$—	$—	$1

Note:	Acquisitions & Servicing results are presented on an adjusted Segment Accounting Basis. Year-to-Date may not sum due to rounding.

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Quarter Ended			Year-to-Date

(unaudited, $ in millions)	9/30/2018	6/30/2018	9/30/2017	9/30/2018	9/30/2017

Finance Charges	$2	$3	$3	$7	$9
Finance Receivables Held for Sale	2	2	3	7	9
Total Interest Income	4	5	6	14	18

Interest Expense	(4)	(5)	(5)	(13)	(16)
Provision for Finance Receivable Losses (1)	—	3	(6)	5	(7)
Net Interest Income after Provision for finance receivable losses	—	3	(5)	6	(5)

Other	1	—	(1)	(2)	—
Total Other Revenues	1	—	(1)	(2)	—

Operating Expenses	(5)	(6)	(7)	(21)	(23)
Total Other Expenses	(5)	(6)	(7)	(21)	(23)

Adjusted Pretax Income (non-GAAP)	$(4)	$(3)	$(13)	$(17)	$(28)

Net Finance Receivables held for investment:
Personal Loans	$—	$—	$7	$—	$7
Other Receivables (2)	—	131	141	—	141
Total Net Finance Receivables held for investment	$—	$131	$148	$—	$148

Net Finance Receivables held for sale	$215	$130	$142	$215	$142

Note:
Other is presented on an adjusted Segment Accounting Basis.
Effective 1Q17, Real Estate segment was combined with "Other." Effective 1Q18, Retail Sales Finance and Real Estate receivables were combined with "Other Receivables." Prior periods have been revised to conform to the new presentation.
Year-to-Date may not sum due to rounding.

(1)
For the three and nine months ended September 30, 2017 provision for finance receivable losses includes approximately $5 million estimated increase in future net charge-offs attributable to the impact of hurricanes Harvey and Maria.

(2)	On September 30, 2018, the company transferred real estate loans previously classified as Other Receivables from held for investment to held for sale.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Quarter Ended			Year-to-Date

(unaudited, $ in millions)	9/30/18	6/30/18	9/30/17	9/30/18	9/30/17

Consumer & Insurance	$226	$154	$171	$555	$457
Acquisitions & Servicing	—	—	—	—	1
Other	(4)	(109)	(13)	(123)	(34)
Segment to GAAP Adjustment	(23)	(2)	(37)	(22)	(180)
Income Before Income Taxes - GAAP basis	$199	$43	$121	$410	$244

Pretax Income - Segment Accounting Basis	$226	$154	$171	$555	$457
Net Loss on Repurchases and Repayments of Debt	—	35	1	63	18
Acquisition-Related Transaction and Integration Expenses	9	22	22	41	56
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$235	$211	$194	$659	$531

Pretax Income - Segment Accounting Basis	—	—	—	—	1
Adjustments	—	—	—	—	—
Acquisitions & Servicing Adjusted Pretax Income (non-GAAP)	$—	$—	$—	$—	$1

Pretax Loss - Segment Accounting Basis	$(4)	$(109)	$(13)	$(123)	$(34)
Non-Cash Incentive Compensation Expense	—	106	—	106	—
Acquisition-Related Transaction and Integration Expenses	—	—	—	—	6
Other Adjusted Pretax Loss (non-GAAP)	$(4)	$(3)	$(13)	$(17)	$(28)

Note:	Year-to-Date may not sum due to rounding.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	9/30/18	6/30/18	9/30/17

Consumer & Insurance	$15,777	$15,406	$14,334
Acquisition & Servicing	—	—	—
Other (1)	—	131	148
Segment to GAAP Adjustment	(27)	(29)	14
Net Finance Receivables Held for Investment - GAAP basis	$15,750	$15,508	$14,496

Consumer & Insurance	$753	$729	$715
Acquisition & Servicing	—	—	—
Other (1)	—	30	33
Segment to GAAP Adjustment	(47)	(57)	(50)
Allowance for Finance Receivable Losses - GAAP basis	$706	$702	$698

Consumer & Insurance	$15,763	$15,045	$14,537
Acquisition & Servicing	—	—	—
Other	215	261	290
Segment to GAAP Adjustment	(247)	(252)	(208)
Long-Term Debt - GAAP basis	$15,731	$15,054	$14,619

(1) On September 30, 2018, the company transferred real estate loans previously classified as Other Receivables from held for investment to held for sale.

OneMain Holdings, Inc.

Investor Contact:
Kathryn Miller, 475-619-8821
Kathryn.Miller@omf.com

Source: OneMain Holdings, Inc.